                                                                   Exhibit 4.141

                     STRATEGIC CONSULTING SERVICE AGREEMENT

     THIS STRATEGIC CONSULTING SERVICE AGREEMENT ("this Agreement") is entered into is entered into by and between the following Parties on January 1, 2007 ("Effective Date") in Shanghai:

Party A ("Entrusting Party"): Hangzhou Bianfeng Networking Co., Ltd., a corporation organized and existing under the laws of the PRC and having its registered address at Floor 18, 160 Tianmushan Road, Hangzhou, Zhejiang, the PRC; and

Party B ("Trustee"): Shengqu Information Technology (Shanghai) Co., Ltd., a corporation organized and existing under the laws of the People's Republic of China (the "PRC") and having its registered address at No.1 Office Building, No.690 Bibo Road, Pudong New Area, Shanghai, the PRC.

Each of Party A and Party B shall hereinafter individually be referred to as a "Party" and collectively as the "Parties".

WHEREAS,

1. Party A is a company organized and existing under the laws of the PRC and its main business is operating online game in China ("Business"). Party B is a company with limited liability organized and existing under the laws of PRC and it has expertise and resources in strategic consulting concerning the Business.

2. Party A intends to engage Party B to provide strategic consulting services ("Services") with respect of the Business, and Party B agrees to accept such engagement under the terms and conditions set out below.

NOW AND THEREFORE, the Parties agree to enter this Agreement.

ARTICLE 1 ENGAGED MATTERS

Matters engaged by Party A to Party B under this Agreement ("Engaged Matters") shall be providing strategic consulting services relating to the Business of Party A.

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                     Strategic Consulting Service Agreement

ARTICLE 2 SCOPE OF SERVICES

Services to be provided by Party B to Party A under this Agreement shall mainly include the following subject to the regulation of applicable laws:

1.   EVALUATING AND CONSULTING OF LICENSED GAMES FROM OVERSEAS:

(1)  Monitoring online game markets at home and abroad;

(2)  Evaluating and testing new online games;

(3) Recommending licensed games from overseas based on the results of evaluating and testing of online games.

2.   CONSULTING SERVICES ON ONLINE GAME PROJECTS

(1) Recommending an integral game operation plan through a team established for each game project;

(2) Making preparations for early stage game operation by communicating and coordinating with technical and game development staff;

(3) Conducting public testing by communicating and coordinating with technical and game development staff and members of game project teams;

(4)  Making suggestions on commercial operation of games after public testing;

(5)  Planning inside game activities and enriching game contents;

(6) Making periodical updating on user trend and providing constructive suggestions on the operation of each game project;

(7) Providing suggestions on handling particular events during the course of game operation.

3.   PROVIDING ANALYSIS ON AND DEVELOPMENTS OF ONLINE GAME INDUSTRY

(1) Collecting information on competitors of Party A and alerting Party A on particular events;


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                     Strategic Consulting Service Agreement

(2)  Updating developments of competitors' online games;

(3)  Providing other relevant information.

4.   MARKET PROMOTION AND PLANNING SERVICES:

5.   OTHER CONSULTING SERVICES RELATING TO PARTY A'S CORPORATE STRATEGY;

ARTICLE 3 FEE AND PAYMENT

The Parties agree that consulting fee hereunder shall be calculated and paid as follows:

1. The formula for calculating monthly consulting fee payable by Party A to Party B hereunder shall be:

     Monthly consulting fee = ( player number of paying account x ARPU as described in the Exhibit 1 - fees paid to cooperative parties - other reasonable costs) x 60%

     (1)  ARPU shall be described in the Exhibit 1 of this Agreement

     (2)  Fees paid to cooperative parties include:

          a. Fees payable by Party A under other contracts entered into between Party A and Party B;

          b. Fees payable by Party A under contracts entered into between Party A and other game developers;

          c. Rentals and revenue sharing fees payable under contracts between Party A and telecommunication operators.

     (3)  Other reasonable costs

          a.   Other reasonable costs for the year 2007 shall be RMB1,600,000

2. Party B shall have the right to adjust amount of ARPU per player and the amount of other reasonable costs.

3. Party A shall provide Party B with data of online game players and relevant contracts entered with other game developers and telecommunication operators. Party B shall be entitled to check and verify the aforesaid contracts and data provided by Party A at any time;


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                     Strategic Consulting Service Agreement

4. The consulting fee hereunder shall be paid on a quarterly basis. Party A shall, within three (3) months of the last day of each quarter, pay consulting fee of each quarter into an account designated by Party B. At the end of each year, Party B shall settle the consulting fee with Party A in accordance with the actual fees payable by Party A in the year elapsed under this Agreement;

ARTICLE 4 OBLIGATIONS OF THE PARTIES

1.   THE OBLIGATIONS OF PARTY A

(1) Party A shall promptly provide Party B with any materials and information necessary for the fulfillment of Services hereunder, and shall warrant the authenticity and accuracy of all such materials and information it provides.

(2)  Party A shall pay consulting fee to Party B pursuant to Article 3 hereof;

(3) Unless otherwise agreed by Party B in writing, Party A shall not engage any third party to provide any Services as stipulated in Article 2 hereof;

(4) Party B shall perform other obligations under applicable laws and regulations of PRC.

2.   THE OBLIGATIONS OF PARTY B

(1) Party B shall provide strategic consulting service to Party A pursuant to this Agreement;

(2) Party B shall warrant to Party A that that information and suggestions provided by Party B to Party A under this Agreement shall be in compliance with relevant laws and regulations of PRC;

(3) During the term of this Agreement and upon termination of this Agreement due to any reasons whatsoever, Party A shall keep confidential of any technical information and materials provided by Party A, and, all other information which Party A does not want to disclose.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES


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                     Strategic Consulting Service Agreement

1. Party B represents, warrants and covenants to Party A (such representations, warranties and covenants shall become effective from the Effective Date of this Agreement) that:

(1) Party B shall use its expertise and resources in strategic consulting concerning the Business and shall set up working groups consisting of experienced personnel to provide Services to Party A;

(2) Party B shall, during the course of provision of Services hereunder, act in due diligence and perform its obligations pursuant to applicable laws and regulations of PRC;

2. Party A represents, warrants and covenants to Party B (such representations, warranties and covenants shall become effective from the Effective Date of this Agreement) that:

(1) The obligations of Party A under this Agreement shall be legal and binding on Party A. Party A's performance of its obligations hereunder shall neither conflict with any of its obligations under any other agreement or document, nor contravene any applicable laws, regulations or rules of PRC.

(2) Any document and material provided by Party A to Party B under this Agreement shall be authentic and accurate.

3. Upon the occurrence of an event which may make any representation, warranty or covenant of a Party hereto under this Articles 5 become unauthentic or inaccurate, such Party shall promptly inform the other Party thereof, and, upon reasonable request of the other Party, take measures to remedy and disclose details of such event.

4. The legal liabilities arising out of a breach of any of the representations, warranties and covenants mentioned above shall survive the completion of Engaged Matters hereunder.

5. No Party hereto shall assign any of its rights or obligations under this Agreement to any third party.

ARTICLE 6 INDEMNIFICATION


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                     Strategic Consulting Service Agreement

In the event that a Party fails to comply with any of its obligations hereunder and such failure result in losses to the other Party, the first Party shall make full and effective compensation to the second Party; if said failure makes it unnecessary to continue to perform this Agreement, the second Party shall have the right to terminate this Agreement and the first Party itself shall bear its losses arising out of such termination.

ARTICLE 7 FORCE MAJEURE AND ECONOMIC ADJUSTMENT

If, at any time before the completion of Engaged Matters, a significant change or event in politics, economy, finance, law or otherwise occurs, and such change or event has had or may have a material adverse effect to the performance of Engaged Matters, the Parties may consult with each other to suspend or terminate this Agreement and neither Party shall assume any defaulting liability to the other Party.

ARTICLE 8 TERMINATION

1. Each Party shall have the right to terminate this Agreement by giving the other Party a notice in writing if:

(1) The second Party breaches or fails to fulfill any obligation under this Agreement; or

(2) Any representation, warranty or covenant made by the second Party hereunder is materially unauthentic or misleading and therefore not fulfilled.

2. In the event that this Agreement is terminated pursuant to Section 1 of this Article 8 or Article 7 hereof, the obligations of both Parties hereunder shall be terminated immediately. Notwithstanding the forgoing sentence, any right or claim having come into existence, or any liability arising out of a breach of any of the representation, warranty or covenant hereunder, shall remain unaffected upon such termination.

ARTICLE 9 SETTLEMENT OF DISPUTES

1. Any and all disputes, controversy or claim arising from or relating to this Agreement or its interpretation, violation, termination or validity shall be first settled through amicable consultations between the Parties; such consultations shall commence on the date on which a Party issues a written notice to the other Party requesting for such consultations. If the dispute fails to be settled within thirty (30) days of the issuance of the written notice, then, upon the request of and


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                     Strategic Consulting Service Agreement

     notification by either Party to the other Party, such dispute shall be submitted for arbitration.

2. The arbitration shall be conducted in Shanghai by the China International Economic and Trade Arbitration Commission Shanghai Commission in accordance with such Commission's Arbitration Rules then in effect.

3. The arbitration award shall be final and binding on the Parties, and the costs of the arbitration shall be borne by the losing Party, unless the arbitration award stipulates otherwise.

ARTICLE 10 VARIATION AND SUPPLEMENT

Both Parties hereto shall fulfill their respective obligations hereunder. No variation of or supplement to this Agreement shall be effective unless the Parties have agreed in writing and have respectively obtained the required authorizations and approvals (including an approval from the audit committee or other independent institution, which has been established under the Sarbanes--Oxley Act the NASDAQ Rules, of the board of directors of Shanda Interactive Entertainment Limited, Party B's overseas holding company).

ARTICLE 11 VALIDITY

This Agreement shall become effective immediately after it is signed and stamped by the legal representatives or the authorized representatives of both Parties, and shall supersede all the relevant agreements and documents previously signed by Parties on the subject matter upon the effectiveness of this Agreement. The term of this Agreement shall be one (1) year, which will be automatically renewed for another one (1) year upon expiry of each term unless Party B notifies Party A of its intention not to renew thirty (30) days before the current term expires.

ARTICLE 12 COUNTERPARTS

This Agreement is executed in two counterparts. Each Party shall hold one counterpart, and both counterparts shall be equally authentic.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]


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                     Strategic Consulting Service Agreement

[EXECUTION PAGE]

PARTY A: HANGZHOU BIANFENG NETWORKING CO., LTD.


-------------------------------------
Authorized representative


PARTY B: SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO. LTD.


-------------------------------------
Authorized representative


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

                     Strategic Consulting Service Agreement

Exhibit 1:

   GAME NAME     ARPU
   ---------     ----
     Mir2         180
      BNB          29
  Maple Story      29
   Archlord        29
   Getamped        42
      RO           29
     Woool         48
    The Age        48
   The Sign        48
 Magical Land      42
    3G Hero        29
Shanda Richman     29
  Crazy Kart       29


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